                             RESTRUCTURING AGREEMENT

                                  BY AND AMONG

                          OGLETHORPE POWER CORPORATION
                (AN ELECTRIC MEMBERSHIP GENERATION & TRANSMISSION
                                  CORPORATION),

                        GEORGIA TRANSMISSION CORPORATION
                      (AN ELECTRIC MEMBERSHIP CORPORATION)

                                       AND

                      GEORGIA SYSTEM OPERATIONS CORPORATION






                                  MARCH 29, 1996

                                TABLE OF CONTENTS

ARTICLE 1

                                   DEFINITIONS . . . . . . . . . . . . . . .   2
     1.1  Defined Terms. . . . . . . . . . . . . . . . . . . . . . . . . . .   2
          (a)  "Business Day". . . . . . . . . . . . . . . . . . . . . . . .   2
          (b)  "Closing" . . . . . . . . . . . . . . . . . . . . . . . . . .   2
          (c)  "Closing Conditions". . . . . . . . . . . . . . . . . . . . .   2
          (d)  "Closing Date". . . . . . . . . . . . . . . . . . . . . . . .   2
          (e)  "Effective Date". . . . . . . . . . . . . . . . . . . . . . .   2
          (f)  "Existing Wholesale Power Contracts". . . . . . . . . . . . .   2
          (g)  "FERC". . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
          (h)  "FFB" . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
          (i)  "GSOC Asset Transfer Date". . . . . . . . . . . . . . . . . .   2
          (j)  "GTC Assumed OPC Debt". . . . . . . . . . . . . . . . . . . .   2
          (k)  "GTC CoBank Note" . . . . . . . . . . . . . . . . . . . . . .   2
          (l)  "GTC Credit Suisse Note". . . . . . . . . . . . . . . . . . .   3
          (m)  "GTC FFB Note(s)" . . . . . . . . . . . . . . . . . . . . . .   3
          (n)  "GTC Indenture" . . . . . . . . . . . . . . . . . . . . . . .   3
          (o)  "GTC PCB Assumption Agreements" . . . . . . . . . . . . . . .   3
          (p)  "GTC RUS Note(s)" . . . . . . . . . . . . . . . . . . . . . .   3
          (q)  "ITSA". . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
          (r)  "ITSA O&M Agreement". . . . . . . . . . . . . . . . . . . . .   4
          (s)  "Joint Committee Agreement" . . . . . . . . . . . . . . . . .   4
          (t)  "Member Agreement". . . . . . . . . . . . . . . . . . . . . .   4
          (u)  "New Wholesale Power Contracts" . . . . . . . . . . . . . . .   4
          (w)  "OPC Bylaw Amendments". . . . . . . . . . . . . . . . . . . .   4
          (x)  "OPC Closing Date Distribution" . . . . . . . . . . . . . . .   4
          (y)  "OPC Mortgage". . . . . . . . . . . . . . . . . . . . . . . .   4
          (z)  "PCB Trustees". . . . . . . . . . . . . . . . . . . . . . . .   5
          (aa) "Purchase Price Adjustment" . . . . . . . . . . . . . . . . .   5
          (ab) "Purchase Price Adjustment Event" . . . . . . . . . . . . . .   5
          (ac) "RUS" . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
          (ad) "SEC" . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
          (ae) "System Operations Assets". . . . . . . . . . . . . . . . . .   6
          (af) "System Operations Business". . . . . . . . . . . . . . . . .   6
          (ag) "System Operations Contracts" . . . . . . . . . . . . . . . .   6
          (ah) "System Operations Employees" . . . . . . . . . . . . . . . .   6
          (ai) "System Operations Functions" . . . . . . . . . . . . . . . .   6
          (aj) "System Operations Liabilities" . . . . . . . . . . . . . . .   6
          (ak) "Transmission Assets" . . . . . . . . . . . . . . . . . . . .   6
          (al) "Transmission Business" . . . . . . . . . . . . . . . . . . .   7
          (am) "Transmission Contracts". . . . . . . . . . . . . . . . . . .   7

          (an) "Transmission Employees". . . . . . . . . . . . . . . . . . .   7
          (ao) "Transmission Functions". . . . . . . . . . . . . . . . . . .   7
          (ap) "Transmission Liabilities". . . . . . . . . . . . . . . . . .   7
     1.2  Other Definitions. . . . . . . . . . . . . . . . . . . . . . . . .   8

ARTICLE 2

                                THE RESTRUCTURING. . . . . . . . . . . . . .   8
     2.1  The Restructuring and Division of Functions. . . . . . . . . . . .   8
          (a)  Systems Operations Business . . . . . . . . . . . . . . . . .   8
          (b)  OPC Closing Date Distribution . . . . . . . . . . . . . . . .   9
          (c)  Transmission Business . . . . . . . . . . . . . . . . . . . .   9
     2.2  New Wholesale Power Contracts. . . . . . . . . . . . . . . . . . .   9
     2.3  OPC Closing Date Distribution. . . . . . . . . . . . . . . . . . .   9
          (a)  Allocation Among Members. . . . . . . . . . . . . . . . . . .   9
          (b)  Methodology for Charging Each Member's Patronage Account. . .   9
     2.4  Acquisition of Transmission Business . . . . . . . . . . . . . . .   9
          (a)  Purchase and Sale of Transmission Assets. . . . . . . . . . .  10
          (b)  Assumption of Transmission Liabilities. . . . . . . . . . . .  10
          (c)  Purchase Price. . . . . . . . . . . . . . . . . . . . . . . .  10
          (d)  Payment of Purchase Price . . . . . . . . . . . . . . . . . .  11
          (e)  Transfer of Employees . . . . . . . . . . . . . . . . . . . .  11
          (f)  Adjustment to Purchase Price Resulting from Certain Events
               Subsequent to the Closing Date. . . . . . . . . . . . . . . .  11
          (g)  Assets Owned in Common. . . . . . . . . . . . . . . . . . . .  11
     2.5  Transmission Contracts . . . . . . . . . . . . . . . . . . . . . .  12
     2.6  Transfer of System Operations Business . . . . . . . . . . . . . .  12
          (a)  Purchase and Sale of System Operations Assets . . . . . . . .  12
          (b)  Assumption of System Operations Liabilities . . . . . . . . .  12
          (c)  Purchase Price. . . . . . . . . . . . . . . . . . . . . . . .  13
          (d)  Security Agreement. . . . . . . . . . . . . . . . . . . . . .  13
          (e)  Transfer of Employees . . . . . . . . . . . . . . . . . . . .  13
     2.7  System Operations Services . . . . . . . . . . . . . . . . . . . .  13
     2.8  Change of OPC Name . . . . . . . . . . . . . . . . . . . . . . . .  14
     2.9  Provision of Administrative Services . . . . . . . . . . . . . . .  14
     2.10 Office Space Leases. . . . . . . . . . . . . . . . . . . . . . . .  14
     2.11 Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . .  14
          (a)  Amendments To Be Adopted. . . . . . . . . . . . . . . . . . .  14
          (c)  Plans Covered . . . . . . . . . . . . . . . . . . . . . . . .  15
          (d)  Right to Terminate Sponsorship. . . . . . . . . . . . . . . .  15
     2.12 Further Assurances . . . . . . . . . . . . . . . . . . . . . . . .  15

ARTICLE 3

                             OPC GOVERNANCE MATTERS. . . . . . . . . . . . .  15
     3.1  New OPC Governance . . . . . . . . . . . . . . . . . . . . . . . .  15
          (a)  Conditions to Full Implementation of Governance Changes . . .  16
          (b)  Possible Modifications. . . . . . . . . . . . . . . . . . . .  16
     3.2  Interim Governance . . . . . . . . . . . . . . . . . . . . . . . .  16

ARTICLE 4

                      REPRESENTATIONS AND WARRANTIES OF OPC. . . . . . . . .  16
     4.1  Organization and Qualification, Etc. . . . . . . . . . . . . . . .  16
     4.2  Authorization, Etc . . . . . . . . . . . . . . . . . . . . . . . .  17
     4.3  Non-Contravention. . . . . . . . . . . . . . . . . . . . . . . . .  17
     4.4  Governmental Consents, Etc . . . . . . . . . . . . . . . . . . . .  17

ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES OF GTC AND GSOC. . . . . . .  18
     5.1  Organization and Qualification, Etc. . . . . . . . . . . . . . . .  18
     5.2  Authorization, Etc . . . . . . . . . . . . . . . . . . . . . . . .  18
     5.3  Non-Contravention. . . . . . . . . . . . . . . . . . . . . . . . .  18
     5.4  Governmental Consents, Etc . . . . . . . . . . . . . . . . . . . .  19

ARTICLE 6

                       ADDITIONAL COVENANTS AND AGREEMENTS . . . . . . . . .  19
     6.1  Conduct of Business. . . . . . . . . . . . . . . . . . . . . . . .  19
     6.2  Interim Cost Allocations . . . . . . . . . . . . . . . . . . . . .  19
     6.3  HSR Act Filings. . . . . . . . . . . . . . . . . . . . . . . . . .  19
     6.4  Consents, Authorizations, Etc. . . . . . . . . . . . . . . . . . .  20
          (a)  OPC Closing Date Distribution . . . . . . . . . . . . . . . .  20
          (b)  New Wholesale Power Contracts . . . . . . . . . . . . . . . .  20
          (c)  Release from OPC Mortgage . . . . . . . . . . . . . . . . . .  20
          (d)  GTC Assumption Documents. . . . . . . . . . . . . . . . . . .  20
          (e)  Transmission Contracts. . . . . . . . . . . . . . . . . . . .  20
          (f)  GSOC Matters. . . . . . . . . . . . . . . . . . . . . . . . .  20
          (g)  System Operations Contracts . . . . . . . . . . . . . . . . .  21
          (h)  Other Matters Contemplated Hereby . . . . . . . . . . . . . .  21
     6.5  IRS Ruling . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     6.6  Access; Confidentiality. . . . . . . . . . . . . . . . . . . . . .  21
          (a)  Access. . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
          (b)  Confidentiality . . . . . . . . . . . . . . . . . . . . . . .  21
     6.7  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

     6.8  Publicity. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     6.9  Actions to Avoid and Notices of, Breaches of Representations and
          Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     6.10 Additional Agreements. . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE 7

                               CLOSING CONDITIONS. . . . . . . . . . . . . .  22
     7.1  Closing Conditions . . . . . . . . . . . . . . . . . . . . . . . .  22
          (a)  Governance Changes. . . . . . . . . . . . . . . . . . . . . .  23
          (b)  Member Agreement. . . . . . . . . . . . . . . . . . . . . . .  23
          (c)  RUS Approvals . . . . . . . . . . . . . . . . . . . . . . . .  23
          (d)  Hart-Scott-Rodino . . . . . . . . . . . . . . . . . . . . . .  23
          (e)  PUHCA Matters . . . . . . . . . . . . . . . . . . . . . . . .  23
          (f)  Federal Power Act Matters . . . . . . . . . . . . . . . . . .  24
          (g)  No Injunction, Etc. . . . . . . . . . . . . . . . . . . . . .  24
          (h)  Other Consents, Authorizations, Etc . . . . . . . . . . . . .  24
          (i)  Representations and Warranties; Compliance With Covenants
               and Obligations . . . . . . . . . . . . . . . . . . . . . . .  24
          (j)  Confirmation of Ratings . . . . . . . . . . . . . . . . . . .  24
          (k)  New Wholesale Power Contracts . . . . . . . . . . . . . . . .  24
          (l)  Capital Contributions to GTC. . . . . . . . . . . . . . . . .  25
          (m)  Appraised Value of Transmission Business. . . . . . . . . . .  25
          (n)  Transmission Contracts. . . . . . . . . . . . . . . . . . . .  25
          (o)  Capital Contributions to GSOC . . . . . . . . . . . . . . . .  25
          (p)  System Operations Contracts . . . . . . . . . . . . . . . . .  25
          (q)  State Tax Matters . . . . . . . . . . . . . . . . . . . . . .  25
          (r)  Opinions of Counsel and Certified Resolutions . . . . . . . .  25
     7.2  Waiver of Conditions . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE 8

                                     CLOSING . . . . . . . . . . . . . . . .  25
     8.1  Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     8.3  Deliveries at or prior to GSOC Asset Transfer Date . . . . . . . .  26

ARTICLE 9

                           TERMINATION AND ABANDONMENT . . . . . . . . . . .  26
     9.1  Termination and Abandonment. . . . . . . . . . . . . . . . . . . .  26
          (a)  By Mutual Action. . . . . . . . . . . . . . . . . . . . . . .  27
          (b)  By OPC. . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     9.2  Procedure for Termination. . . . . . . . . . . . . . . . . . . . .  27
     9.3  Effect of Termination. . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE 10

                                  MISCELLANEOUS. . . . . . . . . . . . . . .  27
     10.1 No Survival of Representations and Warranties. . . . . . . . . . .  27
     10.2 Dispute Resolution and Arbitration . . . . . . . . . . . . . . . .  27
          (a)  Arbitration Procedures. . . . . . . . . . . . . . . . . . . .  28
          (b)  Arbitration Decision. . . . . . . . . . . . . . . . . . . . .  28
     10.3 Specific Performance, Etc. . . . . . . . . . . . . . . . . . . . .  28
     10.4 Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     10.5 Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     10.6 Counterparts; Facsimile Delivery . . . . . . . . . . . . . . . . .  29
     10.7 Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     10.8 Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     10.9 Severability . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     10.10     Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . .  30

                         LIST OF SCHEDULES AND EXHIBITS

                                    SCHEDULES

     Schedule 1.1(ae)    System Operations Assets
     Schedule 1.1(ai)    System Operations Functions
     Schedule 1.1(aj)    Certain System Operations Liabilities
     Schedule 1.1(ap)    Certain Transmission Liabilities
     Schedule 2.3        Methodology for Determining OPC Closing Date
                         Distribution and Members' Closing Date Patronage
                         Capital
     Schedule 2.4(d)(i)  Debt Allocation Formula
     Schedule 4.3        OPC Non-Contravention Exceptions
     Schedule 5.3        GTC and GSOC Non-Contravention Exceptions


                                    EXHIBITS


     Exhibit A      Draft of GTC PCB Indemnity Agreement between OPC and GTC
     Exhibit B      Draft of GTC PCB Assumption Agreement between GTC and the
                    PCB Trustees
     Exhibit C      Form of GTC Indenture
     Exhibit D      Draft of System Operations Contract between GSOC and OPC
     Exhibit E      Draft of System Operations Contract between GSOC and GTC

                         LIST OF CERTAIN DEFINED TERMS
                   DEFINED IN SECTIONS OTHER THAN SECTION 1.1


Term                                                                     Section
- ----                                                                     -------
Additional OPC Contract                                                      4.2
Additional GSOC Contract                                                     5.2
Additional GTC Contract                                                      5.2
Agreement                                                               Preamble
Applicable Additional Contract                                               6.4
Closing                                                                      8.1
Confidential Material                                                     6.6(b)
Employee Benefit Plan                                                    2.11(c)
GSOC                                                                    Preamble
GSOC Assumed RUS Note                                                     2.6(c)
GSOC Purchase Money Note                                                  2.6(c)
GSOC Security Agreement                                                   2.6(d)
GTC                                                                     Preamble
GTC Assumed OPC Deferred Charges                                          2.4(c)
HSR Act                                                                      4.4
IRS Ruling                                                                   3.1
Members                                                                 Preamble
OPC                                                                     Preamble
OPC Closing Date Distribution                                                2.3
Representatives                                                           6.6(b)

                             RESTRUCTURING AGREEMENT



     This is a Restructuring Agreement (this "Agreement"), dated as of March 29, 1996, by and among Oglethorpe Power Corporation (An Electric Membership Generation & Transmission Corporation) ("OPC"), Georgia Transmission Corporation (An Electric Membership Corporation) ("GTC") and Georgia System Operations Corporation ("GSOC").


                              BACKGROUND STATEMENT

     Since its formation, OPC has provided generation, transmission and ancillary and other related services for the 39 electric membership cooperatives that are members of OPC (the "Members") in order to satisfy the Members' requirements for power. Because of the increasing competition occurring in the electric industry and related changes in law and regulation, OPC and the Members have determined that it is in their mutual best interests to restructure OPC to provide greater flexibility for the future and to settle certain issues and controversies confronting OPC and the Members, as contemplated by a Statement of Agreement, dated November 21, 1995, among representatives of OPC and certain Members named therein, as approved by the OPC Board of Directors on December 4, 1995.

     This Agreement sets forth the terms and conditions on which the restructuring and related changes will occur. Among other things, the restructuring will separate OPC's "Transmission Business" and its "System Operations Business" (as such terms are defined below) from OPC's generation business and any other retained business; OPC will transfer the Transmission Business to GTC and the System Operations Business to GSOC.

     The Boards of Directors of OPC, GTC and GSOC have approved this Agreement, a separate "Member Agreement" (as defined in Section 1.1), the restructuring and all other transactions and matters contemplated by this Agreement and by the Member Agreement. The Board of Directors of OPC also has recommended to the Members that they join OPC, GTC and GSOC in executing the Member Agreement and thereby agree among themselves and with OPC, GSOC and GTC as to those matters contemplated hereby and thereby that directly involve the Members in their capacities as separate corporations.


                                    AGREEMENT

     In consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

     1.1 Defined Terms. For the purposes of this Agreement, the following terms, whether singular or plural, shall have the meanings set forth below:

          (a) "BUSINESS DAY" shall mean any day on which both: (i) OPC is open for business, and (ii) commercial banks in the City of Atlanta and in the City of New York are not authorized or required to close.

          (b)  "CLOSING" shall have the meaning specified in Section 8.1.

          (c) "CLOSING CONDITIONS" shall mean all of the conditions set forth in Article 7 of this Agreement.

          (d) "CLOSING DATE" shall mean the date on which the Closing occurs pursuant to Article 8 of this Agreement.

          (e) "EFFECTIVE DATE" shall mean (i) January 1, 1997 or (ii) such other date as the parties may mutually agree.

          (f) "EXISTING WHOLESALE POWER CONTRACTS" shall mean the contracts, dated as of December 1, 1988, between OPC and each Member pursuant to which the Members currently purchase power and transmission services from OPC.

          (g)  "FERC" shall mean the Federal Energy Regulatory Commission.

          (h) "FFB" shall mean the Federal Financing Bank, which is an instrumentality and wholly owned corporation of the United States of America.

          (i) "GSOC ASSET TRANSFER DATE" shall mean the date on which the System Operations Assets are sold and transferred to GSOC and GSOC assumes certain System Operations Liabilities, as provided in Section 2.6.

          (j) "GTC ASSUMED OPC DEBT" shall mean that portion of OPC's indebtedness that GTC assumes pursuant to the GTC CoBank Note, the GTC Credit Suisse Note, the GTC FFB Note(s), the GTC RUS Note(s) and the GTC PCB Assumption Agreements.

          (k) "GTC COBANK NOTE" shall mean a note in the form required by CoBank pursuant to which GTC will assume, and replace OPC as an obligor with respect to, that portion of OPC's indebtedness to CoBank outstanding as of the Effective Date that the parties have agreed to treat as part of the payment of the purchase price pursuant to Section 2.4(d)(i).

          (l) "GTC CREDIT SUISSE NOTE" shall mean a note in the form required by Credit Suisse pursuant to which GTC will assume, and replace OPC as an obligor with respect to, that portion of OPC's indebtedness to Credit Suisse outstanding as of the Effective Date that the parties have agreed to treat as part of the payment of the purchase price pursuant to Section 2.4(d)(i).

          (m) "GTC FFB NOTE(S)" shall mean the note(s) in the form required by FFB pursuant to which GTC will assume, and replace OPC as an obligor with respect to, that portion of OPC's indebtedness to the FFB outstanding as of the Effective Date that the parties have agreed to treat as part of the payment of the purchase price pursuant to Section 2.4(d)(i).

          (n) "GTC INDENTURE" shall mean an Indenture based on the form attached hereto as Exhibit C, with such changes as may be agreed to by GTC and RUS prior to Closing, or any other form of real and personal property security document(s) as GTC and RUS shall mutually agree upon, pursuant to which GTC will pledge, and grant security title to and a security interest in, substantially all of the Transmission Assets to secure the GTC FFB Note(s), the GTC RUS Note(s), the GTC CoBank Note, the GTC Credit Suisse Note and the GTC PCB Assumption Agreements.

          (o) "GTC PCB ASSUMPTION AGREEMENTS" shall mean collectively the indemnity agreement between GTC and OPC and the assumption agreements between GTC and the PCB Trustees based on the drafts attached hereto as Exhibits A and B, respectively, as such drafts may be revised from time to time and, when they become available, the final forms of such agreements as may be mutually agreed upon by OPC and GTC in the case of Exhibit A or by GTC and the PCB Trustees in the case of Exhibit B (in each case with the approval of RUS) prior to Closing, pursuant to which GTC will agree to assume the obligation to pay that portion of OPC's pollution control debt secured under the OPC Mortgage (and related obligations under swap agreements and other hedging transactions) that the parties have agreed to treat as part of the payment of the purchase price pursuant to Section 2.4(d)(i).

          (p) "GTC RUS NOTE(S)" shall mean the note(s) in the form required by RUS pursuant to which GTC will assume, and replace OPC as an obligor with respect to, that portion of OPC's indebtedness to RUS outstanding as of the Effective Date that the parties have agreed to treat as part of the payment of the purchase price pursuant to Section 2.4(d)(i).

          (q) "ITSA" shall mean the Revised and Restated Integrated Transmission System Agreement, dated as of November 12, 1990, between OPC and Georgia Power Company.

          (r) "ITSA O&M AGREEMENT" shall mean the Transmission Facilities Operation and Maintenance Contract between Georgia Power Company and OPC, dated as of June 9, 1986.

          (s) "JOINT COMMITTEE AGREEMENT" shall mean the Joint Committee Agreement, dated as of August 27, 1976, among Georgia Power Company, OPC, Municipal Electric Authority of Georgia and the City of Dalton, Georgia, as amended by the First Amendment thereto, dated as of June 19, 1978.

          (t) "MEMBER AGREEMENT" shall mean the Member Agreement based on the draft presented to and approved by the OPC Board of Directors at their March 29, 1996 meeting, as such draft may be revised from time to time and, when it becomes available, such Member Agreement in final form as executed and delivered by and among the Members that become parties thereto, OPC, GTC and GSOC (as it may be amended and supplemented thereafter), pursuant to which the Members that become parties thereto shall agree with each other and with OPC, GSOC and GTC as to the matters contemplated by this Agreement that directly involve the Members in their capacities as separate corporations and as to such other matters that may be otherwise mutually agreed upon by OPC, GSOC, GTC and the Members affected by the particular terms or matters involved.

          (u) "NEW WHOLESALE POWER CONTRACTS" shall mean the Amended and Restated Wholesale Power Contracts based on the draft presented to and approved by the OPC Board of Directors at their March 29, 1996 meeting, as such draft may be revised from time to time and, when they become available, such contracts in final form as executed and delivered between OPC and the Members that enter into such contracts.

          (v) "NET BOOK VALUE" of any assets shall mean at any given time the amount, net of depreciation, at which such assets are recorded on the books of the owner of such assets.

          (w) "OPC BYLAW AMENDMENTS" shall mean the amendments to OPC's Bylaws in the form adopted by the OPC Member Representatives at their March 29, 1996 annual meeting, subject to the conditions set forth in Section 3.1(a), as such Bylaw amendments may be amended pursuant to Section 3.1(b).

          (x) "OPC CLOSING DATE DISTRIBUTION" shall mean the distribution to be made by OPC on the Closing Date, as contemplated by Section 2.3.

          (y) "OPC MORTGAGE" shall mean the Consolidated Mortgage and Security Agreement, dated as September 1, 1994, by and among OPC, the United States of America, acting through the Administrator of the RUS, CoBank, ACB, as successor in interest to National Bank for Cooperatives, Credit Suisse, acting by and through its New York Branch, and SunTrust Bank, as successor to Trust Company Bank (as trustee under certain pollution control bond indentures), as mortgagees, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or consolidated, or any alternate mortgage, deed to secure debt, deed of trust, trust indenture or other security instrument entered into by OPC as a substitute or replacement for such mortgage, which secures equally and ratably the payment of principal of and interest on the obligations thereunder and creates a lien on substantially all of the real and tangible personal property of OPC in favor of such mortgagees and/or additional and/or substitute mortgagees or secured parties.

          (z) "PCB TRUSTEES" shall mean SunTrust Bank, acting as trustee under the several pollution control bond indentures identified in the OPC Mortgage.

          (aa) "PURCHASE PRICE ADJUSTMENT" shall mean: (A) 75% of that amount, if any, by which (i) the consideration received by GTC for any sale, lease or exchange of any part or all of the Transmission Assets constituting a Purchase Price Adjustment Event exceeds the amount paid to OPC for such Transmission Assets, or (ii) the value of the Transmission Assets reflected in the consideration received by GTC or its Members in any merger or consolidation of GTC or any other disposition or reduction of the Members' capital interests constituting a Purchase Price Adjustment Event exceeds the amount paid to OPC for such Transmission Assets, in each case (i) and (ii) net of taxes and other expenses attributable to the transaction MINUS (B) any Purchase Price Adjustment previously paid with respect to such Transmission Assets.

          (ab) "PURCHASE PRICE ADJUSTMENT EVENT" shall mean the consummation by GTC or one or more Members of GTC of any one or more transactions after the Closing Date and prior to the fifth anniversary of the Effective Date (or thereafter if consummated pursuant to a binding contract entered into after the Closing Date and prior to the fifth anniversary of the Effective Date) pursuant to which: (i) GTC sells, leases or exchanges 20% or more, in the aggregate (measured based on Net Book Value at the time of the transaction or during the time of any series of related transactions), of the Transmission Assets, or merges or consolidates with another entity, or (ii) any Member or Members of GTC, in a transaction or series of transactions involving any party which is not one of the 39 Members of OPC as of the Effective Date, dispose of or in any other manner reduce the capital interests in GTC of those entities constituting the Members in GTC as of the Effective Date (tested separately based on both the dollar value of such Members' capital interests and the percentage such Members' capital interests represent of the total GTC capital interests, in each case at the time of the transaction or during any series of related transactions).

          (ac) "RUS" shall mean the Rural Utilities Service, as successor to the Rural Electrification Administration, which is an agency of the United States Department of Agriculture, or any governmental agency succeeding to its powers and functions.

          (ad) "SEC" shall mean the Securities and Exchange Commission.

          (ae) "SYSTEM OPERATIONS ASSETS" shall mean the computers, other equipment, equipment leases, and other property of OPC identified on Schedule 1.1(ae) as constituting the System Operations Assets, as such Schedule may be amended by OPC and GSOC, all of which assets are used to perform the System Operations Functions.

          (af) "SYSTEM OPERATIONS BUSINESS" shall mean the performance of the System Operations Functions and the use and ownership of and rights to the System Operations Assets and shall include the System Operations Liabilities.

          (ag) "SYSTEM OPERATIONS CONTRACTS" shall mean the contracts based on the drafts attached hereto as Exhibits D and E to be entered into between GSOC and OPC and between GSOC and GTC, and the contracts to be entered into between GSOC and any Member desiring to receive separate scheduling services from GSOC pursuant to such a contract, based on the draft which was presented to and approved by the OPC Board of Directors at their March 29, 1996 meeting, in each case as such drafts may be revised from time to time, and when they become available, such contracts in final form executed and delivered between the parties thereto.

          (ah) "SYSTEM OPERATIONS EMPLOYEES" shall mean those individuals so designated by the President and Chief Executive Officer of OPC.

          (ai) "SYSTEM OPERATIONS FUNCTIONS" shall mean scheduling, dispatch and control area services, including the following functions: (i) real-time optimization and reliability (generation desk); (ii) power delivery (SCADA desk); (iii) interface management (transmission desk); (iv) data management, energy accounting and transaction billing; (v) coordinated system operations planning and compliance management; (vi) pool administration, planning, reporting and governance; and (vii) operation services; all as more fully described in the System Operations Functions summary attached hereto as Schedule 1.1(ai).

          (aj) "SYSTEM OPERATIONS LIABILITIES" shall mean (i) the obligations assumed by GSOC from OPC under the leases identified on Schedule 1.1(aj) as such obligations exist as of the GSOC Asset Transfer Date; and (ii) OPC's obligations relating to the System Operations Employees which are identified on Schedule 1.1(aj), as such obligations exist as of the Effective Date.

          (ak) "TRANSMISSION ASSETS" shall mean all assets of OPC of every kind and description and wherever located, which, as of the Effective Date, (A) are properly classified as transmission assets under accounts 350 to 397 of the System of Accounts as prescribed by RUS in effect on the Effective Date, or (B) qualify for treatment as "Transmission Facilities" under the ITSA or (C) are shown on OPC's books as of the Effective Date as transmission assets, plus the warehouse facility located in Conyers, Georgia and all inventories contained therein, all claims and rights under work in progress, contracts (including the right to provide transmission services to the Members in the manner contemplated by the Transmission Contracts), leases, licenses or other agreements (whether governmental or private) and rights in condemnation proceedings and other litigation matters (including by way of counterclaim), in each case, used in or otherwise relating to its Transmission Business; provided, however, that the Transmission Assets shall not include: (i) any accounts receivable of OPC; (ii) any of the real property, buildings and fixtures constituting OPC's headquarters facility or, except as the parties may mutually agree, any equipment (except the types expressly specified above), furniture and other personal property located at OPC's headquarters facility (subject to OPC's obligations under Section 2.10 to enter into certain office space leases); (iii) any books or records (subject to OPC's obligations to provide access and copies pursuant to Section 6.6); (iv) any assets which OPC owns as a tenant in common with others (except to the extent otherwise provided by the third sentence of Section 2.4(g)); or (v) any step-up substation transformers located at generation facilities. For all purposes of this Agreement, including all provisions relating to the Purchase Price Adjustment, "Transmission Assets" shall be limited to the assets acquired or to be acquired by GTC from OPC effective as of the Effective Date.

          (al) "TRANSMISSION BUSINESS" shall mean the performance of the Transmission Functions and the use and ownership of and rights to the Transmission Assets and shall include the Transmission Liabilities.

          (am) "TRANSMISSION CONTRACTS" shall mean the contracts based on the draft presented to and approved by the OPC Board of Directors at its March 29, 1996 meeting, as such draft is revised from time to time and, when they become available, the final versions of such contracts, as executed and delivered between GTC and OPC (the "OPC Transmission Contracts") and between GTC and each Member (the "Member Transmission Contracts").

          (an) "TRANSMISSION EMPLOYEES" shall mean those individuals so designated by the President and Chief Executive Officer of OPC.

          (ao) "TRANSMISSION FUNCTIONS" shall mean (i) the planning, licensing, design, construction, acquisition, completion, renewal, addition, replacement, modification and disposal of the transmission facilities included in the Transmission Assets; (ii) the management, control, operation and maintenance of such transmission and related facilities; (iii) the planning and procurement of additional transmission capacity and administration of any contracts related thereto; (iv) the marketing and disposition of excess facilities and excess transmission capacity; (v) the performance of obligations and exercise of rights under the ITSA, the ITSA O&M Agreement, the Joint Committee Agreement and the Transmission Contracts; (vi) the financing and refinancing of the Transmission Business Assets; and (vii) related activities, but shall not include the System Operations Functions.

          (ap) "TRANSMISSION LIABILITIES" shall mean (i) all obligations, taxes and liabilities of every kind and nature, known or unknown, contingent or otherwise, that exist as of the Effective Date and are primarily related to the Transmission Business or the

Transmission Employees; and (ii) that portion of OPC's costs, expenses and other liabilities (except for the OPC Closing Date Distribution) incurred in effecting the transactions and actions contemplated hereby that corresponds to the portion of OPC's debt assumed pursuant to Section 2.4(d)(i); provided, however, that any obligations or liabilities otherwise covered by clause (i) above shall not be included as Transmission Liabilities to the extent OPC's President and Chief Executive Officer determines that it would not be in the best interests of the parties to so include them and so notifies GTC at least
10 Business Days prior to Closing. Without in any way limiting the foregoing, but subject to the foregoing proviso, the Transmission Liabilities shall include any and all costs, expenses, obligations and liabilities incurred in connection with or otherwise relating to any litigation described on Schedule 1.1(ap) and not paid prior to the Effective Date. Notwithstanding the foregoing, Transmission Liabilities shall not include: (A) the GTC Assumed OPC Debt; (B) any taxes or accounts payable to the extent they arise from the conduct of the Transmission Business prior to the Effective Date; (C) any taxes of any kind imposed on OPC by reason of the consummation of the transactions contemplated by this Agreement; (D) or any taxes imposed on any Members of OPC.


     1.2 OTHER DEFINITIONS. Certain other terms are defined elsewhere in this Agreement and have the meanings so indicated. A List of Certain Defined Terms immediately following the Table of Contents has been included for the convenience of the parties to assist in locating such definitions, but such list shall not affect the interpretation of this Agreement.


                                    ARTICLE 2

                                THE RESTRUCTURING

     2.1 THE RESTRUCTURING AND DIVISION OF FUNCTIONS. On the terms and conditions set forth herein, the Transmission Business and the System Operations Business shall be separated from OPC's other business functions, assets and liabilities (including those relating to the generation of power). OPC shall retain all of its business functions, assets and liabilities that are not being sold to and assumed by GTC or GSOC.

          (a)  SYSTEMS OPERATIONS BUSINESS.

               (i) As soon as all required approvals have been obtained and the conditions contained in Section 7.1(e) and (f) have been satisfied or waived, and without waiting for the Closing of the other transactions contemplated hereby, the Systems Operations Assets and Liabilities shall be transferred and sold to and assumed by GSOC, as contemplated by and subject to the provisions contained in Section 2.6.

               (ii) At the Closing, OPC shall transfer to GSOC the System Operations Employees to the extent contemplated by Section 2.6(e), and GSOC shall begin providing System Operations Functions and related services pursuant to the System Operations Contracts, as contemplated by Section 2.7.

          (b) OPC CLOSING DATE DISTRIBUTION. At the Closing, OPC shall effect the OPC Closing Date Distribution contemplated by Section 2.3.

          (c) TRANSMISSION BUSINESS. At the Closing, the Transmission Business shall be transferred and sold to and assumed by GTC, as contemplated by Section
2.4. GTC shall begin providing the Transmission Functions and related services pursuant to the Transmission Contracts, as contemplated by Section 2.5.

     2.2 NEW WHOLESALE POWER CONTRACTS. To facilitate the restructuring, including the transfer of the Transmission Business to GTC, OPC shall seek to execute and deliver at or before Closing a New Wholesale Power Contract with each Member pursuant to the Member Agreement. Commencing as of the Effective Date, provided that RUS approval has been obtained, each New Wholesale Power Contract shall govern the purchase and sale of power between OPC and each respective Member party to such New Wholesale Power Contract.

     2.3 OPC CLOSING DATE DISTRIBUTION. On the Closing Date, OPC shall make a special patronage capital distribution to (or at the direction of) its Members in an aggregate amount determined using the methodology set forth on Schedule
2.3 (the "OPC Closing Date Distribution").

          (a) ALLOCATION AMONG MEMBERS. The OPC Closing Date Distribution shall be made to (or at the direction of) the Members based on allocation percentages determined by dividing each Member's patronage capital in OPC on the Closing Date by the total of all Members' patronage capital in OPC on the Closing Date.

          (b) METHODOLOGY FOR CHARGING EACH MEMBER'S PATRONAGE ACCOUNT. For purposes of charging each Member's patronage account, such distribution shall be allocated on a proportional basis to each annual period for which any portion of such Member's total patronage capital has been allocated.

     2.4 ACQUISITION OF TRANSMISSION BUSINESS. At the Closing, the Transmission Business shall be transferred by OPC to GTC in a complete and bona fide liquidation of OPC's Transmission Business. The parties shall cooperate with one another in taking such actions and making such adjustments as shall be appropriate to cause the economic consequences of such actions and changes to be effective, to the maximum extent feasible and reasonable, as of the Effective Date. The parties acknowledge and agree that the precise identity of certain of the Transmission Assets and the Transmission Liabilities, as well as the amount of the purchase price, initially and preliminarily will be based on OPC's projected financial statements and records as of December 31, 1996, but shall be subject to adjustment when OPC's actual financial statements and records as of December 31, 1996 become available in final form. The parties shall cooperate with each other in taking such actions as shall be appropriate to effect and reflect such adjustments.

          (a) PURCHASE AND SALE OF TRANSMISSION ASSETS. At the Closing, effective as of the Effective Date, OPC shall sell, convey, transfer, assign and deliver to GTC, and GTC will receive and accept, all of the Transmission Assets. At the Closing, OPC shall deliver to GTC limited warranty deeds conveying to GTC all of OPC's right, title and interest in and to the real property included in the Transmission Assets, subject to the reservation by OPC of a nonexclusive easement to use such property in any way that does not interfere with GTC's use of such property to conduct the Transmission Business, and all bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and transfer as shall be effective to vest in GTC all of OPC's right, title and interest in and to all other Transmission Assets. At the Closing, OPC will take such other steps as may be reasonably required to put GTC in actual possession and operating control of the Transmission Assets and Transmission Business. From time to time after the Closing, at GTC's request and expense but without further consideration, OPC will execute and deliver such other instruments of conveyance and transfer and take such other actions as GTC reasonably may require to vest more effectively in GTC, and to put GTC in possession of, the Transmission Assets, subject to the above mentioned easement reserved by OPC.

          (b) ASSUMPTION OF TRANSMISSION LIABILITIES. At the Closing, effective as of the Effective Date, GTC shall execute and deliver to OPC and to such other persons and entities as may be appropriate all such assumptions of liability, endorsements, acknowledgments of assignment, and such other instruments as shall be effective to evidence and effect GTC's assumption and agreement to pay, perform and discharge all Transmission Liabilities.

          (c) PURCHASE PRICE. The purchase price for the transfer of the Transmission Business shall be the sum of:

               (i) The appraised fair market value of such business as determined by an independent appraiser selected by OPC; provided, however, that:
(A) if the appraised fair market value of the Transmission Assets included within the Transmission Business is less than OPC's Net Book Value for the Transmission Assets, then the purchase price for such assets shall be OPC's Net Book Value for such assets, and (B) if the preliminary appraised fair market value of the Transmission Business as determined prior to Closing exceeds OPC's Net Book Value for the Transmission Assets by more than 5%, then GTC's payment of such excess must be approved by GTC's Board of Directors; PLUS

               (ii) That portion of OPC's deferred charges relating to OPC's debt secured under the OPC Mortgage which is determined in accordance with the allocation formula set forth on Schedule 2.4(d)(i) (the "GTC Assumed OPC Deferred Charges").

For purposes of the Closing, the purchase price shall be determined on a preliminary basis using an appraisal based on OPC's projected financial statements and records as of

December 31, 1996. Not later than March 15, 1997, a final appraisal, based on OPC's actual financial statements and records as of December 31, 1996 shall be prepared by the same appraiser that prepared the preliminary appraisal and shall be used to determine the final purchase price, but no further approval by GTC's Board of Directors shall be required under clause (i)(B) above to the extent the final appraised fair market value of the Transmission Business exceeds OPC's Net Book Value for the Transmission Assets by more than 5%.

          (d)  PAYMENT OF PURCHASE PRICE.  Such purchase price shall be paid:

               (i) By GTC's assumption at the Closing Date, effective as of the Effective Date (as evidenced and effected by delivery of the GTC Indenture, the GTC FFB Note(s), the GTC RUS Note(s), the GTC CoBank Note, the GTC Credit Suisse Note and the GTC PCB Assumption Agreements) of that portion of OPC's debt secured under the OPC Mortgage which is determined by the allocation formula set forth on Schedule 2.4(d)(i), along with certain related obligations under swap agreements and other hedging transactions; and

               (ii) The balance due based on the preliminary appraisal available prior to Closing shall be paid in cash by wire transfer on the Closing Date and any additional payment due from GTC (or any refund by OPC of a portion of the initial payment due to GTC) based on the final appraisal obtained after Closing shall be paid by the party owing such amount in cash by wire transfer within 10 Business Days after receipt of the final appraisal.

          (e) TRANSFER OF EMPLOYEES. As of the Effective Date, OPC will terminate the employment of all Transmission Employees of OPC. GTC shall immediately thereupon have the right to employ such employees upon such terms and conditions as GTC shall determine. For any such employees so hired, the provision of any benefits under the "Employee Benefit Plans" (as hereinafter defined) shall be pursuant to Section 2.11. This paragraph (e) does not and shall not be construed to create any rights (of continued employment or otherwise) in any employee or any other third party.

          (f) ADJUSTMENT TO PURCHASE PRICE RESULTING FROM CERTAIN EVENTS SUBSEQUENT TO THE CLOSING DATE. Upon the occurrence of any Purchase Price Adjustment Event, the purchase price for the Transmission Assets purchased from OPC pursuant to this Agreement, as determined pursuant to Section 2.4(c) of this Agreement, shall be increased by an amount equal to the Purchase Price Adjustment. The Purchase Price Adjustment, if any, shall be paid to OPC by GTC (or any successor entity) in cash within 90 days after the occurrence of the applicable Purchase Price Adjustment Event.

          (g) ASSETS OWNED IN COMMON. Any asset that would be a Transmission Asset but for the exclusion of assets owned in common under clause (iv) of the definition of Transmission Assets in Section 1.1 shall be the subject of a lease or other agreement between OPC and GTC pursuant to which, from and after the Effective Date and for mutually agreed consideration from GTC to OPC, GTC shall have the right to use, possess and operate such assets as fully as may be permitted by the terms of any agreements relating to the common ownership of such assets. Any such lease or other agreement shall be upon such terms as OPC and GTC shall agree. If OPC is permitted by the terms of any agreements relating to the common ownership of such assets and by any necessary consents, waivers or other actions of the other co-owner(s) of such assets to transfer OPC's interest in the title to such assets, then such assets, to the extent of OPC's interest therein, shall be treated as part of the Transmission Assets. Nothing in this Section 2.4(g) shall affect the exclusion from Transmission Assets of step-up substation transformers located at generation facilities.

     2.5 TRANSMISSION CONTRACTS. At or before the Closing, GTC shall seek to execute and deliver Member Transmission Contract(s) with each Member pursuant to the Member Agreement, and GTC and OPC shall execute and deliver OPC Transmission Contract(s), pursuant to which GTC shall provide the Transmission Functions and related services to the Members and to OPC.

     2.6 TRANSFER OF SYSTEM OPERATIONS BUSINESS. As soon as all required approvals have been obtained and the conditions contained in Sections 7.1(e) and
(f) have been satisfied or waived (which may be earlier, but no later, than the Closing), OPC and GSOC shall mutually determine the GSOC Asset Transfer Date on which the System Operations Assets shall be transferred and sold to GSOC and GSOC shall assume the System Operations Liabilities.

          (a) PURCHASE AND SALE OF SYSTEM OPERATIONS ASSETS. On the GSOC Asset Transfer Date, OPC shall sell, convey, transfer, assign and deliver to GSOC, and GSOC will receive and accept, all of the System Operations Assets, subject to the continuing lien of the OPC Mortgage. On the GSOC Asset Transfer Date, OPC shall deliver to GSOC all such bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and transfer as shall be effective to vest in GSOC all of OPC's title to and interest in the System Operations Assets, subject to the continuing lien of the OPC Mortgage. On the GSOC Asset Transfer Date, OPC will take such other steps as may be reasonably required to put GSOC in actual possession and operating control of the System Operations Assets and System Operations Business. From time to time thereafter, at GSOC's request and expense but without further consideration, OPC will execute and deliver such other instruments of conveyance and transfer and take such other actions as GSOC reasonably may require to vest more effectively in GSOC, and to put GSOC in possession of, the System Operations Assets, subject to the continuing lien of the OPC Mortgage. OPC and GSOC will enter into appropriate agreements to permit OPC such use of the System Operations Assets as it may require prior to the Closing Date.

          (b) ASSUMPTION OF SYSTEM OPERATIONS LIABILITIES. On the GSOC Asset Transfer Date, GSOC shall execute and deliver to OPC all such assumptions of liability, endorsements, acknowledgments of assignment, and such other instruments as shall be effective to evidence and effect GSOC's assumption and agreement to pay, perform and discharge all System Operations Liabilities.

          (c) PURCHASE PRICE. The purchase price for the System Operations Assets shall be the Net Book Value of such assets. Such purchase price shall be paid on the GSOC Asset Transfer Date:

               (i) By GSOC's assumption of OPC's obligations under that certain Note from OPC, dated January 1, 1984, in the original principal amount of $5,543,000, which is payable to RUS (as successor to the Rural Electrification Administration) and has a final maturity of May 31, 2019, as such obligations exist on the GSOC Asset Transfer Date, which assumption shall be evidenced by GSOC's execution and delivery of a promissory note or other assumption document in the form required by RUS (the "GSOC Assumed RUS Note"); and

               (ii) By GSOC's execution and delivery to OPC of a purchase money note (the "GSOC Purchase Money Note") for the portion of the purchase price in excess of: (A) the balance due under the GSOC Assumed RUS Note and (B) any capital leases assumed as part of the System Operations Liabilities.

The GSOC Assumed RUS Note and the GSOC Purchase Money Note shall contain such terms and conditions as RUS shall approve (with the concurrence of OPC in the case of the GSOC Purchase Money Note). In lieu of assuming OPC's obligations under the note identified in clause (i) above, GSOC, at its option, may pay such portion of the purchase price for the System Operations Assets by making a cash payment and/or increasing the amount of the GSOC Purchase Money Note, by an aggregate amount equal to the principal amount that would have been assumed under such note.

          (d) SECURITY AGREEMENT. GSOC's obligations under the GSOC Assumed RUS Note and the GSOC Purchase Money Note shall be secured under a Security Agreement covering all property of GSOC in favor of RUS and OPC (the "GSOC Security Agreement"). The GSOC Security Agreement shall contain such terms and conditions as RUS shall approve.

          (e) TRANSFER OF EMPLOYEES. As of the Effective Date, OPC will terminate the employment of all System Operations Employees of OPC. GSOC shall immediately thereupon have the right to employ such employees upon such terms and conditions as GSOC shall determine. For any such employees so hired, the provision of any benefits under the Employee Benefit Plans shall be pursuant to
Section 2.11. This paragraph (e) does not and shall not be construed to create any rights (of continued employment or otherwise) in any employee or any other third party.

     2.7 SYSTEM OPERATIONS SERVICES. At or before the Closing, GSOC and OPC shall execute and deliver a Systems Operations Contract based on the draft attached hereto as Exhibit D; GSOC and GTC shall execute and deliver a System Operations Contract based on the draft attached hereto as Exhibit E; and GSOC shall execute and deliver a System Operations Contract based on the draft to be attached as an Exhibit to the Member Agreement with each Member desiring to receive separate scheduling services from GSOC pursuant to such a contract, as contemplated by the Member Agreement, in each case as such drafts may be modified by mutual agreement of the parties thereto. Effective as of the Effective Date, GSOC shall begin providing the System Operations Functions and related services pursuant to the System Operations Contracts.

     2.8 CHANGE OF OPC NAME. Promptly following the Closing Date, OPC's name shall be changed to "Oglethorpe Power Corporation (An Electric Membership Corporation)." OPC shall execute and file the appropriate documents with the Georgia Secretary of State to effect such name change.

     2.9 PROVISION OF ADMINISTRATIVE SERVICES. At or before the Closing, OPC and GTC shall execute and deliver an administrative services contract, and OPC and GSOC shall execute and deliver an administrative services contract, both substantially in the form recommended by OPC's President and Chief Executive Officer, subject to such changes as the parties thereto may mutually agree upon. Effective as of the Effective Date, OPC shall begin providing to GTC and GSOC pursuant to the administrative services contracts the administrative services specified therein.

     2.10 OFFICE SPACE LEASES. At or before the Closing, OPC and GTC shall execute and deliver an office space lease, and OPC and GSOC shall execute and deliver an office space lease, both substantially in the form recommended by OPC's President and Chief Executive Officer, subject to such changes as the parties thereto may mutually agree upon. Effective as of the Effective Date, OPC shall begin leasing office space to GTC and GSOC pursuant to the office space leases.

     2.11 EMPLOYEE BENEFIT PLANS. As soon as practical after the Closing Date, OPC shall amend its "Employee Benefit Plans," as hereinafter defined, to permit the Employee Benefit Plans to be jointly sponsored by OPC, GTC, GSOC and any other employer acceptable by OPC. Each such Employee Benefit Plan shall be a single plan, with all plan assets available to pay benefits to participating employees of any sponsoring employer.

          (a) AMENDMENTS TO BE ADOPTED. Each such Employee Benefit Plan shall be amended: (i) to credit employees of OPC, GTC, GSOC and any other sponsoring employer with service with, and compensation paid by, OPC, GTC, GSOC or any other sponsoring employer; (ii) to authorize the Board of Directors of OPC to appoint the plan administrator of such plan; and (iii) to authorize the Board of Directors of OPC to amend such plans, provided that any amendment that materially increases the benefit cost to GTC, GSOC or any other sponsoring employer shall be subject to the approval of the Board of Directors of GTC, the Board of Directors of GSOC or the governing body of such other sponsoring employers, which approval may not be unreasonably withheld by such Board of Directors or other governing body.

          (b) ALLOCATION OF COSTS. The benefit and administrative cost of each such Employee Benefit Plan shall be allocated among OPC, GTC, GSOC and every other sponsoring employer, in a manner determined by the actuary or contract administrator then engaged by OPC on behalf of the plan, so as to most equitably allocate such costs, including extraordinary one time costs, to the employer whose employees are covered by the Plan; provided, however, in the case of employee health care costs, such costs shall be allocated among OPC, GTC, GSOC and every other sponsoring employer so as to most equitably spread the risk of adverse claim experience among all such sponsoring employers in proportion to the number of participating employees employed by such sponsoring employers.

          (c) PLANS COVERED. For purposes of this Section 2.11, "Employee Benefit Plan" shall include the following plans currently sponsored by OPC: (i) the Retirement Income Plan; (ii) the Retirement Savings Plan; (iii) the Health Insurance Plan; (iv) the Flexible Spending Account Plan; (v) the Long Term Disability Plan; (vi) the Group Life Insurance Plan; (vii) the Deferred Compensation Plan for Key Employees; and (viii) the Business Travel Accident Insurance Plan.

          (d) RIGHT TO TERMINATE SPONSORSHIP. OPC, GTC or GSOC may terminate its sponsorship of any Employee Benefit Plan upon 90 days advance written notice to the other parties.

     2.12 FURTHER ASSURANCES. If at any time after the Closing Date for GTC or after the GSOC Asset Transfer Date for GSOC, any further assignments or assurances are necessary or desirable to vest or to perfect or confirm of record in GTC or GSOC OPC's title to any property or right included in the Transmission Assets or the System Operations Assets, respectively (subject to the easement reserved by OPC pursuant to Section 2.4(a)), or to evidence and effect the assumption by GTC or GSOC of the Transmission Liabilities or the System Operations Liabilities, respectively, or otherwise to carry out the provisions of this Agreement, the officers of OPC, GTC and GSOC are hereby authorized and empowered on behalf of such respective corporations, in the name of and on behalf of the appropriate corporation, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm OPC's title to such property or rights in GTC or GSOC (subject to the aforementioned easement) or to evidence and effect such assumption by GTC or GSOC, and otherwise to carry out the purposes and provisions of this Agreement.


                                    ARTICLE 3

                             OPC GOVERNANCE MATTERS

     3.1 NEW OPC GOVERNANCE. Subject to satisfaction of the conditions specified below prior to the full implementation of the governance changes contemplated by the OPC Bylaw Amendments, OPC shall take appropriate steps on a timely basis to elect a new Board of Directors in accordance with the OPC Bylaw Amendments and to implement the new governance structure contemplated by the OPC Bylaw Amendments.

          (a) CONDITIONS TO FULL IMPLEMENTATION OF GOVERNANCE CHANGES. The terms of the individuals elected as the new Board of Directors of OPC pursuant to the OPC Bylaw Amendments shall commence, and the other governance changes contemplated by the OPC Bylaw Amendments shall be fully and unconditionally implemented, only on the Effective Date (or if earlier, on the fifth Business Day following satisfaction or waiver of the following conditions) and shall be conditioned upon satisfaction of all of the following conditions (or waiver by the existing OPC Board of Directors of either or both of the conditions contained in paragraphs (i) and (ii), provided that any waiver of the condition in paragraph (ii) is also approved by RUS):

               (i) A ruling from the Internal Revenue Service (the "IRS Ruling") shall have been received to the effect that the adoption and implementation of the OPC Bylaw Amendments and the New Wholesale Power Contracts will not affect OPC's status for federal income tax purposes as a corporation operating on a cooperative basis; and

               (ii) Either a New Wholesale Power Contract, including Rate Schedule A, shall have become effective for each Member or an OPC rate schedule which allocates to each Member responsibility for the fixed percentage of all costs of OPC's existing resources as provided in Exhibit 1 to Appendix 1 of Rate Schedule A to the New Wholesale Power Contracts shall have otherwise become legally binding and effective as to each Member.

          (b) POSSIBLE MODIFICATIONS. If any changes in the governance provisions contemplated by the OPC Bylaw Amendments are required in order to obtain the IRS Ruling, OPC and the Members may develop changes that are mutually acceptable to OPC, the Members and the IRS. Any such modification to the OPC Bylaw Amendments may be adopted only by the requisite vote of the Members prescribed by applicable law and by OPC's Bylaws.

     3.2 INTERIM GOVERNANCE. Until the terms of the individuals elected as the new OPC Board of Directors commence and the other governance changes contemplated by the OPC Bylaw Amendments are fully implemented in accordance with Section 3.1(a), the existing Board of Directors of OPC shall continue to serve as the directors of OPC.


                                    ARTICLE 4

                      REPRESENTATIONS AND WARRANTIES OF OPC

     OPC represents and warrants to, and agrees with, GTC and GSOC as follows:

     4.1 ORGANIZATION AND QUALIFICATION, ETC. OPC is an electric membership corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.

     4.2 AUTHORIZATION, ETC. OPC has the corporate power and authority to execute and deliver this Agreement and each additional contract which this Agreement contemplates will be executed and delivered by OPC (each such contract being referred to as an "Additional OPC Contract") and to consummate the transactions and actions contemplated hereby on the part of OPC. The execution and delivery by OPC of this Agreement and each Additional OPC Contract and the consummation by OPC of the transactions and actions contemplated on its part hereby have been duly authorized by the Board of Directors of OPC, and the Members of OPC have adopted the OPC Bylaw Amendments. This Agreement has been duly executed and delivered by OPC and is a valid agreement of OPC, enforceable against OPC in accordance with its terms, subject to (a) bankruptcy, insolvency and other laws of similar import, (b) principles of equity and (c) applicable public policy.

     4.3 NON-CONTRAVENTION. Except as may be indicated on Schedule 4.3 or as otherwise contemplated by this Agreement, the execution and delivery by OPC of this Agreement and each Additional OPC Contract and the consummation of the transactions and actions contemplated hereby, do not and will not: (a) violate any provision of the Articles of Incorporation or Bylaws of OPC; (b) violate, or result (with the giving of notice or the lapse of time or both) in a violation of any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the property of OPC pursuant to any provision of, any mortgage, lien, lease, agreement, license, instrument, law, ordinance, regulation, order, arbitration award, judgment or decree to which OPC is a party or by which OPC is bound; (c) violate or conflict with any other restriction of any kind or character to which OPC is subject or by which any assets of OPC may be bound; or (d) constitute an event permitting termination of any mortgage, lien, lease, agreement, license or instrument to which OPC is a party, in each case, if such violation, acceleration, entitlement to accelerate, creation or imposition of a lien, charge, pledge, security interest or other encumbrance, conflict, or event would, when taken together with all such other violations, accelerations, entitlements to accelerate, creations and impositions of liens, charges, pledges, security interests and other encumbrances, conflicts, and events, affect materially and adversely the business of OPC or OPC's ability to consummate the transactions and actions contemplated by this Agreement.

     4.4 GOVERNMENTAL CONSENTS, ETC. Except for the RUS approvals contemplated by Section 7.1(c), the IRS Ruling contemplated by Section 3.1(a), any filings and other coordination with the SEC and FERC contemplated by Sections 7.1(e) and
(f), and any filings that may be required with the Federal Trade Commission and the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no consent, authorization, order or approval, or filing or registration with, any governmental commission, board or other regulatory body is required to be made or obtained by OPC for or in connection with the execution and delivery by OPC of this Agreement and each Additional OPC Contract and the consummation by OPC of the transactions and actions contemplated hereby, if the failure to make such filing or registration or to obtain such consent, authorization, order or approval would have a material and adverse effect on OPC or on OPC's ability to consummate the transactions and actions contemplated by this Agreement.


                                    ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES OF GTC AND GSOC

     GTC and GSOC each represents and warrants to, and agrees with, OPC and each other as follows, each such corporation making each representation and warranty severally as to itself only:

     5.1 ORGANIZATION AND QUALIFICATION, ETC. GTC is an electric membership corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. GSOC is a non-profit corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Each such corporation has the corporate power and authority to own the properties and assets it will own following the Closing Date (or following the GSOC Asset Transfer Date in the case of GSOC) and to carry on its business as it will be conducted following the Closing Date.

     5.2 AUTHORIZATION, ETC. Such corporation has the corporate power and authority to execute and deliver this Agreement and each additional contract which this Agreement contemplates will be executed and delivered by GTC or GSOC, as the case may be (each such contract being referred to as an "Additional GTC Contract" or an "Additional GSOC Contract," respectively) and to consummate the transactions and actions contemplated hereby on the part of such corporation. The execution and delivery by such corporation of this Agreement and each Additional GTC Contract or each Additional GSOC Contract, as the case may be, and the consummation by such corporation of the transactions and actions contemplated on its part hereby have been duly authorized by the Board of Directors of such corporation. This Agreement has been duly executed and delivered by such corporation and is a valid agreement of such corporation, enforceable against such corporation in accordance with its terms, subject to
(a) bankruptcy, insolvency and other laws of similar import, (b) principles of equity and (c) applicable public policy.

     5.3 NON-CONTRAVENTION. Except as may be indicated on Schedule 5.3 or as otherwise contemplated by this Agreement, the execution and delivery by such corporation of this Agreement and each Additional GTC Contract or Additional GSOC Contract, as the case may be, and the consummation of the transactions and actions contemplated hereby, do not and will not: (a) violate any provision of the Articles of Incorporation or Bylaws of such corporation; (b) violate, or result (with the giving of notice or the lapse of time or both) in a violation of any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the property of such corporation pursuant to any provision of, any mortgage, lien, lease, agreement, license, instrument, law, ordinance, regulation, order, arbitration award, judgment or decree to which such corporation is a party or by which such corporation is bound; (c) violate or conflict with any other restriction of any kind or character to which such corporation is subject or by which any assets of such corporation may be bound; or (d) constitute an event permitting termination of any mortgage, lien, lease, agreement, license or instrument to which such corporation is a party, in each case, if such violation, acceleration, entitlement to accelerate, creation or imposition of a lien, charge, pledge, security interest or other encumbrance, conflict, or event would, when taken together with all such other violations, accelerations, entitlements to accelerate, creations and impositions of liens, charges, pledges, security interests and other encumbrances, conflicts, and events, affect materially and adversely the business of such corporation or such corporation's ability to consummate the transactions and actions contemplated by this Agreement.

     5.4 GOVERNMENTAL CONSENTS, ETC. Except for the RUS approvals contemplated by Section 7.1(c), the IRS Ruling contemplated by Section 3.1(a), any filings and other coordination with the SEC and FERC contemplated by Sections 7.1(e) and
(f), and any filings that may be required with the Federal Trade Commission and the Department of Justice under the HSR Act, no consent, authorization, order or approval, or filing or registration with, any governmental commission, board or other regulatory body is required to be made or obtained by such corporation for or in connection with the execution and delivery by such corporation of this Agreement and each Additional GTC Contract or Additional GSOC Contract, as the case may be, and the consummation by such corporation of the transactions and actions contemplated hereby, if the failure to make such filing or registration or to obtain such consent, authorization, order or approval would have a material and adverse effect on such corporation or on such corporation's ability to consummate the transactions and actions contemplated by this Agreement.


                                    ARTICLE 6

                       ADDITIONAL COVENANTS AND AGREEMENTS

     6.1 CONDUCT OF BUSINESS. OPC covenants that during the period from the date hereof to the Closing Date, it shall conduct its operations in the ordinary and usual course of business, except as otherwise provided in or contemplated by this Agreement.

     6.2 INTERIM COST ALLOCATIONS. Subject to any subsequent amendments or other changes by OPC's Board of Directors (and all necessary approvals thereof), the interim rate, OPC-15i, approved and adopted by OPC's Board of Directors at its meeting on December 4, 1995 and currently applicable under the Existing Wholesale Power Contracts, shall continue in effect in accordance with its terms until the earlier of the Effective Date or December 31, 1996.

     6.3 HSR ACT FILINGS. Following the execution of this Agreement, the applicable parties shall make appropriate filings as may be required, if any, with the Federal Trade

Commission and the Department of Justice under the HSR Act, with respect to the transactions contemplated by this Agreement. In connection with any such filings, each such party shall, in cooperation with each other, and from time to time thereafter, make all such further filings and submissions, and take such further actions, as may be required in connection therewith. Each party shall furnish the other all information in its possession necessary for compliance by the other with the provisions of this section. No party shall withdraw any such filing or submission prior to the termination of this Agreement without the written consent of each other party required to file under the HSR Act.

     6.4 CONSENTS, AUTHORIZATIONS, ETC. Each party hereto will use its reasonable efforts to obtain all consents, authorizations, waivers, orders and approvals from any governmental commission, board or other regulatory body, and to make all related filings and registrations, which may be necessary or desirable in connection with the consummation of any of the transactions and actions contemplated by this Agreement and by each additional contract which this Agreement contemplates will be executed by such party (each such contract applicable to a respective party being referred to as an "Applicable Additional Contract"). Each party also will use its reasonable efforts to obtain all consents, authorizations, waivers and approvals from any non-governmental third party which may be necessary or desirable in connection with the consummation of the transactions and actions contemplated by this Agreement and by each Applicable Additional Contract. Each party will cooperate fully with the other parties in assisting them to obtain such consents, authorizations, waivers, orders and approvals that the other parties are required to obtain or make. Without in any way limiting the foregoing, the parties shall use their reasonable efforts to obtain the approval of RUS to all of the following (as well as the approvals and related actions by FFB, CoBank, Credit Suisse and the PCB Trustees necessary to implement the matters referenced in subsections (c) and (d)):

          (a) OPC CLOSING DATE DISTRIBUTION. The OPC Closing Date Distribution contemplated by Section 2.3;

          (b)  NEW WHOLESALE POWER CONTRACTS.  The New Wholesale Power
Contracts;

          (c) RELEASE FROM OPC MORTGAGE. Appropriate instruments to release from the OPC Mortgage and to permit the transfer by OPC to GTC of the Transmission Business;

          (d) GTC ASSUMPTION DOCUMENTS. The GTC PCB Assumption Agreements, the GTC Indenture, the GTC FFB Note(s), the GTC RUS Note(s), the GTC CoBank Note and the GTC Credit Suisse Note;

          (e) TRANSMISSION CONTRACTS. The Transmission Contracts between GTC and the Members and GTC and OPC;

          (f) GSOC MATTERS. The transfer to GSOC of the System Operations Business and the assumption by GSOC of the GSOC Assumed OPC Debt;

          (g) SYSTEM OPERATIONS CONTRACTS. The System Operations Contracts between GSOC and GTC, GSOC and OPC, and GSOC and any Members desiring to obtain separate scheduling services from GSOC; and

          (h) OTHER MATTERS CONTEMPLATED HEREBY. Such other transactions, actions and contracts contemplated by this Agreement to the extent OPC determines that approval by the RUS of such matters is necessary.

     6.5 IRS RULING. OPC shall use its reasonable efforts to obtain a favorable tax ruling of the Internal Revenue Service meeting the requirements of
Section 3.1(a).

     6.6  ACCESS; CONFIDENTIALITY.

          (a) ACCESS. Prior to and following the Closing Date, GTC and GSOC shall continue to have access to the premises, books and records, officers and employees of OPC at reasonable hours and the right to copy all books and records relating to the Transmission Business and the System Operations Business, respectively, as may be necessary or desirable for the conduct of the Transmission Business and the System Operations Business, respectively. The officers of OPC will furnish GTC and GSOC with such financial and operating data and other information with respect to the Transmission Business and the System Operations Business as GTC and GSOC may request from time to time.

          (b) CONFIDENTIALITY. Except as otherwise required in filings which any party makes with regulatory entities, any information which any party provides to the other or to the other's Representatives, whether written or oral, shall be treated as confidential material (the "Confidential Material"), except that this shall not apply to information that is generally available to the public or becomes generally available to the public other than as a result of a disclosure by the receiving party or its Representatives. For purposes of this Agreement, the term "Representatives" shall mean a party's directors, officers, employees, attorneys, accountants, investment bankers, brokers, bankers and others engaged by such party or intended to be engaged by such party to advise it regarding the Confidential Material or the transactions contemplated hereby or to assist in financing the transactions contemplated hereby and who receive Confidential Material. It is hereby agreed that the Confidential Material will be used by the receiving party and/or its Representatives only for purposes of evaluating and facilitating the transactions contemplated hereby, and that the Confidential Material will be kept confidential by the receiving party and its Representatives; provided, however, that (i) any of such information may be disclosed to the receiving party's Representatives who need to know such information for purposes relating to the transactions contemplated hereby (it being understood that such Representatives shall be informed by the receiving party of the confidential nature of such information and shall be directed by the receiving party to treat such information confidentially), and (ii) any other disclosure of such information may be made to which the party providing the information consents in writing. The provisions of this Section 6.6(b) shall remain in effect for a period of three years after the date hereof; provided, however, that following the Effective Date, GTC and GSOC and their respective Representatives shall not be restricted hereunder with respect to any information regarding the Transmission Business and the System
Operations Business, respectively.

     6.7 EXPENSES. Whether or not the transactions and actions contemplated by this Agreement are consummated, all costs and expenses (including reasonable attorneys' and accountants' fees) incurred in connection with this Agreement and the transactions and actions contemplated hereby shall be paid by the party incurring such expenses, subject to the obligation of GTC to assume that portion of OPC's expenses included in the definition of Transmission Liabilities.

     6.8 PUBLICITY. Except as otherwise required by law, OPC shall coordinate any press releases or other public announcements with respect to this Agreement and the transactions contemplated hereby, and neither GTC nor GSOC shall act unilaterally in this regard without prior consultation with OPC.

     6.9 ACTIONS TO AVOID AND NOTICES OF, BREACHES OF REPRESENTATIONS AND WARRANTIES. Each party: (a) shall take such actions so that such party's representations and warranties in this Agreement remain true and correct and shall not take any action that would cause such representations and warranties to cease to be true and correct; and (b) shall inform the other parties hereto promptly of any facts or circumstances that could be reasonably expected to constitute or result in a breach of any such party's representations and warranties in this Agreement.

     6.10 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws or regulations to consummate and make effective, as soon as reasonably practicable, the transactions and actions contemplated by this Agreement.


                                    ARTICLE 7

                               CLOSING CONDITIONS

     7.1 CLOSING CONDITIONS. Subject in each case to the rights of OPC (with the approval of RUS when applicable) to waive (in whole or in part) any conditions pursuant to Section 7.2, each party's obligation to consummate the transactions and actions contemplated by this Agreement is subject to the fulfillment, to the reasonable satisfaction of such party, of each of the following conditions, prior to or contemporaneously with the Closing; provided, however, that the full implementation of the OPC Bylaw Amendments and related governance changes are subject only to the fulfillment (or waiver) of the conditions contained in Section 3.1(a), and provided further that the transfer of the System Operations Assets and Liabilities to GSOC is subject only to the fulfillment (or waiver) prior to or contemporaneously with the GSOC Asset Transfer Date of the condition that the parties receive such approvals and consents described below that are specifically applicable to such transfer of the System Operation Assets and Liabilities and of the conditions contained in Sections 7.1(e) and (f).

          (a) GOVERNANCE CHANGES. The conditions set forth in Section 3.1(a) shall have been satisfied or waived in accordance with the provisions of Section 3.1(a), the OPC Bylaw Amendments shall have been implemented on a full and unconditional basis, and the terms of the individuals elected as the new Board of Directors of OPC pursuant to the OPC Bylaw Amendments shall have commenced.

          (b) MEMBER AGREEMENT. The Member Agreement shall have been executed and delivered by and among all Members, OPC, GTC and GSOC.

          (c)  RUS APPROVALS.  RUS shall have approved:

               (i)  The OPC Closing Date Distribution;

               (ii) The New Wholesale Power Contracts;

               (iii) The transfer of the Transmission Business to GTC, the related release from the OPC Mortgage contemplated by Section 6.4(c) (which release shall be joined in by the other secured parties under the OPC Mortgage), the GTC PCB Assumption Agreements, the GTC Indenture, the GTC FFB Note(s), the GTC RUS Note(s), the GTC CoBank Note, the GTC Credit Suisse Note, the Transmission Contracts, the transfer of the System Operations Business to GSOC, the assumption by GSOC of the GSOC Assumed OPC Debt, and the System Operations Contracts; and

               (iv) The other transactions, actions and contracts contemplated by this Agreement to the extent OPC determines that approval by the RUS of such matters is necessary.

          (d) HART-SCOTT-RODINO. Any applicable waiting period under the HSR Act shall have expired or been terminated, and no proceeding by the Department of Justice or the FTC shall be pending or threatened with respect to the transactions contemplated by this Agreement, which, if determined adversely, would have a material adverse effect on the financial condition or results of operations of OPC, GTC or GSOC.

          (e) PUHCA MATTERS. A no-action letter shall have been obtained from the SEC to the effect that none of the members of GTC or GSOC shall be deemed a public utility holding company within the meaning of the Public Utility Holding Company Act of 1935, or there shall have otherwise been obtained assurance satisfactory to OPC that the parties will be exempt from compliance or in compliance with such Act and related regulations of the SEC.

          (f) FEDERAL POWER ACT MATTERS. There shall have been obtained assurance satisfactory to OPC that the parties will be exempt from compliance or in compliance with the Federal Power Act and related regulations of FERC.

          (g) NO INJUNCTION, ETC. There shall be no judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency or instrumentality outstanding against OPC, GTC or GSOC which prohibits, restricts or delays consummation of the transactions and other actions contemplated hereby or limits the right of GTC to control in any material respect the Transmission Business after the Closing or the right of GSOC to control in any material respect the System Operations Business after the transfer of such business to GSOC.

          (h) OTHER CONSENTS, AUTHORIZATIONS, ETC. In addition to the approvals described under any of the foregoing provisions of this Section 7.1, all other consents, authorizations, waivers, orders and approvals of, and filings and registrations with, any governmental commission, board or other regulatory body or any non-governmental third party which are required for or in connection with the execution and delivery by OPC, GTC and GSOC of this Agreement and each Applicable Additional Contract and the consummation by OPC, GTC and GSOC of the transactions and actions contemplated hereby shall have been obtained or made.

          (i) REPRESENTATIONS AND WARRANTIES; COMPLIANCE WITH COVENANTS AND OBLIGATIONS. In the case of each party: (A) the representations and warranties of each of the other parties contained in this Agreement shall have been true and correct at the date hereof and also shall be true and correct in all material respects at and as of the Closing (and, to the extent applicable, at and as of the GSOC Asset Transfer Date), except for changes contemplated by this Agreement, with the same force and effect as if made at and as of the Closing (and, to the extent applicable, at and as of the GSOC Asset Transfer Date); (B) each of the other parties shall have performed and complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing (and, to the extent applicable, at or prior to the GSOC Asset Transfer Date); and (C) each party shall have received one or more certificates of the President or other senior executive officer of each of the other parties certifying, to the best of his or her knowledge, all of the foregoing effects.

          (j) CONFIRMATION OF RATINGS. OPC shall have received confirmation from two rating agencies then rating OPC's outstanding fixed rate uninsured pollution control bonds that the ratings assigned by such rating agencies to such bonds shall not be lowered as a result of the transactions and actions contemplated hereby. Such rating agencies also shall have provided satisfactory assurance that they would assign to any comparable bonds issued directly by GTC the same or higher ratings as those assigned to OPC's fixed rate uninsured pollution control bonds on the Effective Date.

          (k) NEW WHOLESALE POWER CONTRACTS. A New Wholesale Power Contract shall have become effective for each Member.

          (l) CAPITAL CONTRIBUTIONS TO GTC. The Members shall have completed the actions necessary to become Members of GTC and shall have made the capital contributions to GTC contemplated by the Member Agreement.

          (m) APPRAISED VALUE OF TRANSMISSION BUSINESS. If the appraised value of the Transmission Business determined on a preliminary basis prior to Closing in accordance with Section 2.4(c) exceeds OPC's Net Book Value for the Transmission Assets by more than 5%, the Board of Directors of GTC shall have approved the payment of such appraised value as the purchase price for such business.

          (n) TRANSMISSION CONTRACTS. The Transmission Contracts between GTC and each Member and OPC shall have become effective.

          (o) CAPITAL CONTRIBUTIONS TO GSOC. The Members shall have completed the actions necessary to become Members of GSOC and shall have made the capital contributions to GSOC contemplated by the Member Agreement.

          (p) SYSTEM OPERATIONS CONTRACTS. The System Operations Contracts between GSOC and OPC, GSOC and GTC, and GSOC and each Member desiring separate scheduling services from GSOC shall have become effective.

          (q) STATE TAX MATTERS. Satisfactory assurance shall have been obtained from the Georgia Department of Revenue (or otherwise) that the transfer of the Transmission Assets from OPC to GTC will be exempt from Georgia sales tax.

          (r) OPINIONS OF COUNSEL AND CERTIFIED RESOLUTIONS. All opinions of counsel to each Member and all certificates from each Member as to such legal matters as RUS shall require to be covered by any opinions or certificates and all certified resolutions evidencing approval of this Agreement and each Applicable Additional Contract (in the form required by RUS) shall have been delivered.

     7.2 WAIVER OF CONDITIONS. At its option, the Board of Directors of OPC may waive any or all of the conditions (in whole or in part) contained herein (except for those contained in Sections 7.1(c) and 7.1(d)); provided, however, that the conditions contained in Sections 7.1(k), (n) and (p) may not be waived without the approval of RUS.


                                    ARTICLE 8

                                     CLOSING

     8.1 CLOSING. Provided that all of the conditions set forth in Article 7 shall have been satisfied or waived, evidence of the fulfillment or waiver of such conditions shall be provided, and all documents and payments required to be delivered or made or otherwise necessary or desirable to consummate the transactions contemplated hereby shall be executed and delivered and paid, by the parties hereto to each other at a closing (the "Closing") to be held at the offices of Sutherland, Asbill & Brennan, 999 Peachtree Street, N.E., Atlanta, Georgia 30309 at 10:00 a.m. Eastern time, on January 2, 1997 (or at such other date, time and place as OPC, GTC and GSOC may mutually agree). If the parties mutually agree to reschedule the Closing from January 2, 1997 to another date, the parties also shall cooperate with each other to make and appropriately document all adjustments as may be necessary or desirable in other dates contained in this Agreement which relate to the timing of the Closing.

     8.2 PRE-CLOSING. The parties hereto shall cooperate with one another and shall seek the cooperation of the Members so that: (a) a Pre-Closing can occur at the Atlanta offices of Sutherland, Asbill & Brennan on a date and at a time to be set by the OPC Board (on or before December 2, 1996 if possible); and (b) all documents that are a condition to Closing can be executed and delivered at or before such Pre-Closing, with such delivery being either to each other or to Sutherland, Asbill & Brennan to be held in escrow until the Closing Date and then delivered. The parties hereto agree, and the parties shall seek to obtain each Member's agreement in the Member Agreement, that any document delivered in escrow to Sutherland, Asbill & Brennan may be delivered on the Closing Date to the appropriate recipient(s) without further authorization, unless Barrett K. Hawks or Cada T. Kilgore, III of Sutherland, Asbill & Brennan actually receives a written notice from the party or Member that executed such document: indicating that a representation, warranty, certification, opinion or similar matter in such document is no longer true; setting forth the specific reason why such document cannot be delivered; and providing a substitute document which conforms as nearly as possible to the requirements applicable to the original document.

     8.3 DELIVERIES AT OR PRIOR TO GSOC ASSET TRANSFER DATE. Provided that all applicable conditions to the sale and transfer of the System Operations Assets and Liabilities have been satisfied or waived, at or prior to the GSOC Asset Transfer Date (or any mutually agreed date for pre-closing such transaction), OPC and GSOC shall execute and deliver all documents necessary or desirable to consummate such transaction and evidence the satisfaction or waiver of applicable conditions.


                                    ARTICLE 9

                           TERMINATION AND ABANDONMENT

     9.1 TERMINATION AND ABANDONMENT. This Agreement and all transactions and actions contemplated hereby may be terminated and abandoned in any manner set forth below at any time prior to the Closing Date, subject to any earlier implementation of the effectiveness of the OPC governance changes contemplated by, and effected pursuant to, Article 3 and subject to any earlier completion of the transfer of the System Operations Assets and Liabilities to GSOC on the GSOC Asset Transfer Date:

          (a) BY MUTUAL ACTION. By mutual action of the Boards of Directors of OPC, GTC and GSOC.

          (b) BY OPC. By OPC if any condition set forth in Section 7.1 shall not have been complied with or performed in any material respect and such non-compliance or non-performance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated other than by waiver) on or before March 15, 1997.

     9.2 PROCEDURE FOR TERMINATION. The termination and abandonment of this Agreement and/or any of the transactions and actions contemplated hereby other than pursuant to mutual action under Section 9.1(a) shall be effective only when OPC gives written notice, signed by OPC, stating the grounds for such termination and abandonment, to the other parties.

     9.3 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement and/or any of the transactions and actions contemplated hereby, no party shall have any liability (regardless of fault or control) if such termination and abandonment is by mutual action pursuant to
Section 9.1(a), and no party hereto shall have any liability if this Agreement and/or any of the transactions and actions contemplated hereby are otherwise terminated or abandoned in accordance with Section 9.1, unless the failure to consummate or fulfill a condition is within the reasonable control of such party, in which case the party or parties having such reasonable control shall continue to be liable hereunder.


                                   ARTICLE 10

                                  MISCELLANEOUS

     10.1 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties contained herein shall not survive the Closing.

     10.2 DISPUTE RESOLUTION AND ARBITRATION. In the event of any disputes under this Agreement or any other contracts required hereunder to be entered into and delivered among the parties hereto, the parties involved in such dispute shall promptly consult with one another and in good faith seek to resolve the dispute through negotiation. If such dispute cannot be settled through negotiation, the parties agree to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association, before resorting to arbitration or some other dispute resolution procedure; provided that a party may not invoke mediation unless it has provided the other with written notice of the dispute and has attempted in good faith to resolve such dispute through negotiation. If the parties involved in such dispute shall not have reached agreement by negotiation or mediation within 120 days as to the matter in question, then the matter in dispute shall be submitted to and settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (subject to the provisions stated below). Notwithstanding the foregoing, any party may seek immediate equitable relief, without attempting to settle a dispute through mediation, in any case where such party is entitled to equitable relief by the terms of this Agreement or otherwise.

          (a) ARBITRATION PROCEDURES. The arbitrators shall have the right to employ experts to assist them in any arbitration proceeding under this Section and shall have the right to render equitable, as well as other, awards and relief. Before submitting a list of potential arbitrators to the parties for their consideration, the American Arbitration Association shall consult with each party to discuss the applicable qualifications for the proposed arbitrators. Upon request by the parties involved in the dispute, the American Arbitration Association shall select a panel of at least three arbitrators, but if no such request is made by the time the parties comment on any proposed list of arbitrators, the American Arbitration Association may select a single arbitrator unless the American Arbitration Association determines that a greater number of arbitrators is appropriate.

          (b) ARBITRATION DECISION. Any decision of the arbitrator(s) shall be satisfied as provided in the order of the arbitrator(s). If necessary, any such decision and satisfaction procedure may be enforced by the prevailing party in any court of record having jurisdiction over the subject matter or over any of the parties.

     10.3 SPECIFIC PERFORMANCE, ETC. The parties hereto acknowledge that the rights of the other parties to consummate the transactions contemplated hereby are special, unique, and of extraordinary character, and that, in the event that any party violates or threatens to violate or fails and refuses to perform any covenant made by it herein, then the other parties hereto will be without adequate remedy at law. Therefore, each party agrees, that, in the event it violates, breaches, threatens to violate or breach, or fails and refuses to perform any covenant made by it herein, then the other applicable party or parties hereto, so long as it or they are not in breach hereof, may, in addition to any remedies at law, institute and prosecute an action in a court of competent jurisdiction to enforce specific performance of such covenant or seek any other equitable relief against the defaulting party.

     10.4 WAIVER. The failure of any party hereto at any time or times to require performance of any provisions hereof shall in no manner affect the right to enforce the same. No waiver by any party of any condition, or the breach of any term, provision, warranty, representation, agreement or covenant contained in this Agreement or the other contracts contemplated hereby, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, warranty, representation, agreement or covenant herein or therein contained.

     10.5 NOTICES. Any notices or other communications required or permitted hereunder shall be sufficiently given if either (a) delivered personally or by courier, (b) transmitted by telecopy mechanism, provided that any notice so given is also sent for delivery as provided in clause (a) or mailed as provided in clause (c), or (c) sent by registered or certified mail, postage prepaid, addressed to each applicable party at the address shown below (or to such other address or person as any party shall have designated by notice to the other party):

     If to OPC:                      Oglethorpe Power Corporation
                                     2100 East Exchange Place
                                     Tucker, Georgia 30085-1349
                                     Attention:  President and
                                     Chief Executive Officer
                                     Fax:  (770) 270-7977

     If to GTC:                      Georgia Transmission Corporation
                                     2100 East Exchange Place
                                     Tucker, Georgia 30085-1349
                                     Attention:  President
                                     Fax:  (770) 270-7977

     If to GSOC:                     Georgia System Operations Corporation
                                     2100 East Exchange Place
                                     Tucker, Georgia 30085-1349
                                     Attention:  President
                                     Fax:  (770) 270-7977

Each such notice or other communication shall be effective (i) if given by telecopy, when transmitted to the applicable number so specified in (or pursuant to) this Section and an appropriate answerback is received, or (ii) if given by any other means, when actually received at such address.

     10.6 COUNTERPARTS; FACSIMILE DELIVERY. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any party may deliver an executed copy of this Agreement and an executed copy of any documents contemplated hereby by facsimile transmission to another party except when the law expressly requires physical delivery with respect to stock certificates or other special types of documents, and such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement or such other document.

     10.7 HEADINGS. The headings herein are for convenience of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

     10.8 AMENDMENT. This Agreement may be amended at any time by OPC, GTC and GSOC by written instrument executed by the parties affected by such amendment.

     10.9 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions and other actions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions and other actions contemplated by this Agreement are consummated to the extent possible.

     10.10 MISCELLANEOUS. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof; (b) is not intended to confer upon any other person any rights or remedies hereunder;
(c) shall not be assigned, by operation of law or otherwise; and (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Georgia except that the Federal Arbitration Act shall govern any arbitration proceedings.



                    [Signatures begin on the following page.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, and their seals affixed, on the date first above written.

                              OPC:

[CORPORATE SEAL]              OGLETHORPE POWER CORPORATION
                              (AN ELECTRIC MEMBERSHIP GENERATION
                              & TRANSMISSION CORPORATION)

                              By:  /S/ J. CALVIN EARWOOD
                                   -------------------------------------------
                              Name:  J. CALVIN EARWOOD
                                   -------------------------------------------
                              Title: Chairman of the Board
                                   -------------------------------------------
Attest:

/s/ Gary M. Bullock
- -----------------------------
Name: Gary M. Bullock
      -----------------------
Title: Secretary-Treasurer
      -----------------------

                              GTC:

[CORPORATE SEAL]              GEORGIA TRANSMISSION CORPORATION
                              (AN ELECTRIC MEMBERSHIP
                              CORPORATION)

                              By:  /S/ T. D. KILGORE
                                   -------------------------------------------
                              Name:  T. D. KILGORE
                                   -------------------------------------------
                              Title: President
                                   -------------------------------------------

Attest:

/s/ Gary M. Bullock
- -----------------------------
Name: Gary M. Bullock
      -----------------------
Title: Secretary-Treasurer
      -----------------------

                              GSOC:

[CORPORATE SEAL]              GEORGIA SYSTEM OPERATIONS
                              CORPORATION

                              By:  /S/ T. D. KILGORE
                                   -------------------------------------------
                              Name:   T. D.  KILGORE
                                   -------------------------------------------
                              Title:  President
                                   -------------------------------------------

Attest:

/s/ Gary M. Bullock
- -----------------------------
Name: Gary M. Bullock
      -----------------------
Title: Secretary-Treasurer
      -----------------------